United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904

(Address of principal executive offices, including Zip Code)

(302) 734-6799

(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2014, Chesapeake Utilities Corporation (the “Company”) entered into an amendment (the “Amendment”) to the Executive Employment Agreement, dated as of January 14, 2011, by and between the Company and Michael P. McMasters, the President and Chief Executive Officer of the Company (the “Employment Agreement”).

The Amendment is effective as of January 1, 2014, and extends the term of the Employment Agreement through December 31, 2015. The Amendment also reflects: (i) Mr. McMasters’ current annual base compensation of $440,000; and (ii) Mr. McMasters’ current eligible annual target short-term cash bonus incentive award amount, which is equal to 45 percent of his base compensation.

The Amendment further provides that long-term incentive compensation awards: (i) will be granted annually pursuant to the terms of the Chesapeake Utilities Corporation 2013 Stock and Incentive Compensation Plan with a target award based upon 75 percent of Mr. McMasters’ base compensation; and (ii) each target award will be made in the form of shares using the average closing price during the November 1 through December 31 period immediately preceding the grant date.

Except as modified by the Amendment, all other terms and conditions of the Employment Agreement remain unmodified and in full force and effect. The description of the material terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is attached hereto as Exhibit 10.1 and hereby incorporated in this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Amendment to Executive Employment Agreement dated January 8, 2014, by and between Chesapeake Utilities Corporation and Michael P. McMasters

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE UTILITIES CORPORATION

/s/ BETH W. COOPER
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: January 14, 2014